                       Biomerica, Inc. and Subsidiaries

                                                                    EXHIBIT 99.1

                                   Contents



          Report of Independent Certified Public Accountants,
           BDO Seidman, LLP                                             FS-2


          Consolidated Financial Statements

            Consolidated Balance Sheet as of May 31, 2000           FS-3 - FS-4

            Consolidated Statements of Operations and
             Comprehensive (Loss) Income for the Years Ended
             May 31, 2000 and 1999, respectively                 FS-5 - FS-6

            Consolidated Statements of Shareholders' Equity
             for the Years Ended May 31, 2000 and 1999           FS-7 - FS-8

            Consolidated Statements of Cash Flows for the
             Years Ended May 31, 2000 and 1999                   FS-9 - FS-10


            Notes to Consolidated Financial Statements         FS-11 - FS-43

Report of Independent Certified Public Accountants


Board of Directors
Biomerica, Inc. and Subsidiaries


We have audited the accompanying consolidated balance sheet of Biomerica, Inc. and Subsidiaries (the "Company") as of May 31, 2000, and the related consolidated statements of operations and comprehensive loss, shareholders' equity and cash flows for the years ended May 31, 2000 and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Biomerica, Inc. and subsidiaries as of May 31, 2000, and the results of their operations and their cash flows for the years ended May 31, 2000 and 1999, in conformity with generally accepted accounting principles.

                                                                BDO SEIDMAN, LLP


Costa Mesa, California
August 11, 2000, except as
  to Note 11, which is
  as of September 12, 2000

May 31,                                                               2000
---------------------------------------------------------------------------

Assets

Current assets
 Cash and cash equivalents                                      $   634,210
 Available for-sale securities                                       98,774
 Accounts receivable, less allowance for doubtful accounts
  and sales returns of $196,794                                   1,701,935
 Inventories                                                      2,860,284
 Notes receivable                                                    34,994
 Prepaid expenses and other                                         478,526
---------------------------------------------------------------------------

Total current assets                                              5,808,723
---------------------------------------------------------------------------

Inventories, non-current                                             21,405
---------------------------------------------------------------------------

Land held for investment                                             46,000
---------------------------------------------------------------------------

Property and equipment, at cost
 Equipment                                                        2,876,604
 Furniture, fixtures and leasehold improvements                     519,956
---------------------------------------------------------------------------

                                                                  3,396,560

Accumulated depreciation and amortization                        (2,926,110)
---------------------------------------------------------------------------

Net property and equipment                                          470,450

Intangible assets, net of accumulated amortization                  366,814

Other assets                                                         21,917
---------------------------------------------------------------------------

                                                                $ 6,735,309
===========================================================================

                                            Biomerica, Inc. and Subsidiaries

                                                  Consolidated Balance Sheet

May 31,                                                                2000
----------------------------------------------------------------------------

Liabilities and Shareholders' Equity

Current liabilities
 Line of credit                                                 $    160,000
 Accounts payable and accrued expenses                             1,314,047
 Accrued compensation                                                353,515
----------------------------------------------------------------------------

Total current liabilities                                          1,827,562
----------------------------------------------------------------------------




Minority interests                                                 2,112,168




Shareholders' equity
 Common stock, $.08 par value; 10,000,000 shares authorized;
  4,575,070 shares issued and outstanding                            366,005
 Additional paid in capital                                       15,529,421
 Accumulated other comprehensive loss                                 (4,323)
 Accumulated deficit                                             (13,095,524)
----------------------------------------------------------------------------

Total shareholders' equity                                         2,795,579
----------------------------------------------------------------------------

                                                                $  6,735,309
============================================================================

                See accompanying notes to consolidated financial statements.

                                        Biomerica, Inc. and Subsidiaries

                               Consolidated Statements of Operations and
                                                      Comprehensive Loss


Years Ended May 31,                                           2000        1999
------------------------------------------------------------------------------

Net sales                                              $ 8,033,708  $8,688,106


Cost of sales                                            5,624,630   5,416,720
------------------------------------------------------------------------------

Gross profit                                             2,409,078   3,271,386
------------------------------------------------------------------------------

Operating expenses
 Selling, general and administrative                     5,700,963   3,123,740
 Research and development                                  898,122     458,610
------------------------------------------------------------------------------

Total operating expenses                                 6,599,085   3,582,350
------------------------------------------------------------------------------

Operating loss                                          (4,190,007)   (310,964)


Other income (expense)
 Interest expense                                          (19,562)    (15,607)
 Other income, net                                         118,398     292,667
------------------------------------------------------------------------------

Loss, before minority interest in net loss (profits) of
 consolidated subsidiaries and income taxes             (4,091,171)    (33,904)


Minority interest in net loss (profits) of consolidated
 subsidiaries                                              202,722     (33,240)
------------------------------------------------------------------------------

Loss, before income taxes                               (3,888,449)    (67,144)


Income tax expense                                           2,400       5,404
------------------------------------------------------------------------------

Net loss                                                (3,890,849)    (72,548)
------------------------------------------------------------------------------

                                        Biomerica, Inc. and Subsidiaries

                               Consolidated Statements of Operations and
                                                      Comprehensive Loss


Years Ended May 31,                                            2000        1999
-------------------------------------------------------------------------------

Other comprehensive income (loss), net of tax
 Unrealized gain (loss) on available-for-sale securities      4,456     (66,681)
-------------------------------------------------------------------------------


Comprehensive loss                                      $(3,886,393) $ (139,229)
===============================================================================

Per share data:
 Net loss (basic)                                       $     (0.86) $    (0.02)
 Net loss (diluted)                                     $     (0.86) $    (0.02)
===============================================================================

Weighted average number of common and common
 equivalent shares
 Basic                                                    4,542,820   4,001,755
===============================================================================

 Diluted                                                  4,542,820   4,001,755
===============================================================================

                   See accompanying notes to consolidates financial statements.

                                                                              Biomerica, Inc. and Subsidiaries

                                                               Consolidated Statements of Shareholders' Equity


                                 Common Stock           Additional Accumulated Other
                            -----------------------      Paid-in    Comprehensive   Shareholder    Accumulated
                                Shares     Amount        Capital    Income (Loss)     Loan           Deficit             Total
------------------------------------------------------------------------------------------------------------------------------------
Balance, May 31, 1998       3,978,302     $ 318,264    $ 12,513,000    $ 57,902     $ (71,000)   $  (9,132,127)     $  3,686,039

Change in unrealized gain
  (loss) on available-for
  sale securities                   -             -               -     (66,681)            -                -           (66,681)

Payment received on
  shareholder loan                  -             -               -           -        70,000                -            70,000

Exercise of stock options     115,800         9,264         144,602           -             -                -           153,866

Stock repurchase              (15,450)       (1,236)        (19,340)          -             -                -           (20,576)

Common stock issued in
  satisfaction of payables     31,793         2,543          35,457           -             -                -            38,000

Compensation expense in
  connection with options
  granted                           -             -           4,581           -             -                -             4,581

Tax benefit from exercise
  of stock options                  -             -          25,039           -             -                -            25,039

Net loss                            -             -               -           -             -          (72,548)          (72,548)
------------------------------------------------------------------------------------------------------------------------------------

Balance, May 31, 1999       4,110,445       328,835      12,703,339      (8,779)       (1,000)      (9,204,675)        3,817,720

                                                Biomerica, Inc. and Subsidiaries

================================================================================

                                                                Additional  Accumulated Other

                                         Common Stock             Paid-in    Comprehensive     Shareholder  Accumulated
                               ---------------------------
                                  Shares         Amount           Capital    Income (Loss)        Loan       Deficit      Total
------------------------------------------------------------------------------------------------------------------------------------
Private placement, net of
   offering costs of $34,443      400,000        32,000        1,933,557            --               --            --     1,965,557

Change in unrealized gain
  (loss) on available-for-
  sale securities                      --            --               --          4,456              --            --         4,456

Payment received on
  shareholder loan                     --            --               --             --           1,000            --         1,000

Exercise of stock options          56,625         4,530           56,122             --              --            --        60,652

Shares issued for services
   rendered                         8,000           640           15,360             --              --            --        16,000

Compensation expense in
   connection with options
   and warrants granted                --            --          821,043             --              --            --       821,043

Net loss                                                                                                   (3,890,849)   (3,890,849)
------------------------------------------------------------------------------------------------------------------------------------
Balance, May 31, 2000           4,575,070    $  366,005    $  15,529,421   $     (4,323)    $        --  $(13,095,524)  $ 2,795,579
====================================================================================================================================

                    See accompanying notes to consolidated financial statements.

                                                Biomerica, Inc. and Subsidiaries

                                           Consolidated Statements of Cash Flows

For the Years Ended May 31,                                                         2000                    1999
----------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
   Net loss                                                              $     (3,890,849)      $        (72,548)
   Adjustments to reconcile net loss to net cash
    used in operating activities:
     Depreciation and amortization                                                222,325                250,596
     Provision for losses on accounts receivable                                   (2,834)                55,569
     Loss on disposal of assets                                                         -                  2,309
     Realized loss (gain) on sale of available-for-sale securities                 13,241               (111,885)
     Warrants and options issued for services rendered                            821,043                  4,581
     Common stock of subsidiary issued for services                                50,631                      -
     Gain on conversion of subsidiary preferred stock                             (55,487)                     -
     Common stock issued for rent                                                       -                 38,000
     Common stock issued for services rendered                                     16,000
     Minority interest in net profits of consolidated subsidiaries               (202,722)                33,240
     Changes in current liabilities and assets
       Accounts receivable                                                        (95,844)               (52,138)
       Inventories                                                                198,406               (521,543)
       Prepaid expenses and other                                                 108,912               (147,204)
       Accounts payable and other accrued liabilities                             299,196                208,367
       Accrued compensation                                                       (45,821)               (45,710)
----------------------------------------------------------------------------------------------------------------
Net cash used in operating activities                                          (2,563,803)              (358,366)
----------------------------------------------------------------------------------------------------------------
Cash flows from investing activities
   Sales of available-for-sale securities                                          18,191                254,313
   Decrease (increase) in notes receivable                                          9,491                (16,000)
   Purchases of property and equipment                                           (206,383)              (100,824)
   Increase in intangible assets                                                        -                (73,860)
   Other assets                                                                  (181,786)              (106,915)
----------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                            (360,487)               (43,286)
----------------------------------------------------------------------------------------------------------------
Cash flows from financing activities
   Net (decrease) increase under line of credit agreement                         (20,000)                80,000
   Repurchase of minority interests                                              (117,914)               (53,008)
   Decrease in shareholder receivable                                               1,000                 70,000
   Exercise of stock options                                                       60,652                153,866
   Sale of common stock, net of offering expenses                               1,965,557                      -
   Stock repurchase                                                                     -                (20,576)
----------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                       1,889,295                230,282
----------------------------------------------------------------------------------------------------------------

                                                Biomerica, Inc. and Subsidiaries

                                           Consolidated Statements of Cash Flows
                                                                   (continued) 6


For the Years Ended May 31,                                                          2000                   1999
-----------------------------------------------------------------------------------------------------------------
Net change in cash and cash equivalents                                        (1,034,995)               (171,370)

Cash and cash equivalents, beginning of year                                    1,669,205               1,840,575
-----------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of year                                   $        634,210        $      1,669,205
=================================================================================================================

Supplemental disclosure of cash-flow information

   Cash paid during the year for:

     Interest                                                            $         19,562        $         15,607
=================================================================================================================

     Income taxes                                                        $          2,400        $          2,400
=================================================================================================================

Supplemental disclosure of non-cash investing and financing activities

   Change in unrealized holding gain on available-for-sale
     securities                                                          $          4,456        $        (66,681)
=================================================================================================================

   Reduction in taxes payable and increase in additional
     paid-in capital for exercise of non-qualified stock
     options                                                             $              -        $         25,039
=================================================================================================================

                    See accompanying notes to consolidated financial statements.

                                                Biomerica, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                               Years Ended May 31, 2000 and 1999

================================================================================

1.  Organization               Biomerica, Inc. and subsidiaries (collectively
                               "the Company") are primarily engaged in: the development, manufacture and marketing of medical diagnostic kits, the design, manufacture and distribution of various orthodontic products, the performance of specialized diagnostic testing services and the development of wireless handheld point-of-care systems for physicians.

                               Liquidity

                               The Company's fiscal 2000 losses were
                               substantially the result of its investment in ReadyScript. The Company's ReadyScript subsidiary is a development-stage enterprise and will require the raising of a significant amount of capital to fund its short-term and longer-term working capital needs until it can support itself through its planned operations. The Board of Directors of the Company have decided that the ReadyScript subsidiary will no longer be funded in any way by Biomerica, Inc. or its other subsidiaries. ReadyScript currently is trying to raise additional capital through a private placement memorandum and through the issuance of convertible debt. ReadyScript has raised $715,000 in convertible debt since May 31, 2000 (See Note
                               11). Management of the Company expects these funds to sustain ReadyScript through October 31, 2000. There can be no assurances that ReadyScript will be successful in its plans to raise additional capital to meet its short-term and/or future working capital needs. Biomerica, Inc. and its subsidiaries, with the exception of ReadyScript, are expected to fund their operations for at least the next twelve months through their existing available financing, working capital, and its shareholder line of credit (See Note 11).

2.  Summary of                 Principles of Consolidation
    Significant
    Accounting                 The consolidated financial statements for the
    Policies                   years ended May 31, 2000 and 1999 Policies (see
                               Note 3) include the accounts of Biomerica, Inc.
                               ("Biomerica"), Lancer Orthodontics, Inc.
                               ("Lancer"), Allergy Immuno Technologies, Inc.
                               ("AIT") and ReadyScript, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

                               Accounting Estimates

                               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could materially differ from those estimates.

                               Fair Value of Financial Instruments

                               The Company has financial instruments whereby the fair market value of the financial instruments could be different than that recorded on a historical basis. The Company's financial instruments consist of its cash and cash equivalents, accounts receivable, notes receivable, line of credit and accounts payable. The carrying amounts of the Company's financial instruments approximate their fair values at May 31, 2000.

                               Concentration of Credit Risk

                               The Company, on occasion, maintains cash balances at certain financial institutions in excess of amounts insured by federal agencies.

                                                Biomerica, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                               Years Ended May 31, 2000 and 1999

================================================================================

2.  Summary of Significant     The Company provides credit in the normal course
    Accounting                 of business to customers throughout the United
    Policies                   States and foreign markets. The Company's sales
    (Continued)                are not materially dependent on a single customer
                               or a small group of customers. The Company performs ongoing credit evaluations of its customers. The Company does not obtain collateral with which to secure its accounts receivable. The
                               Company maintains reserves for potential credit losses based upon the Company's historical experience related to credit losses. At May 31, 2000 no one customer accounted for more than 10% of accounts receivable.

                               Cash Equivalents

                               Cash and cash equivalents consists of demand deposits, money market accounts and mutual funds with remaining maturities of three months or less when purchased.

                               Available-for-Sale Securities

                               The Company accounts for investments in
                               accordance with Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities." This statement addresses the accounting and reporting for investments in equity securities which have readily determinable fair values and all investments in debt securities. The Company's marketable equity securities are classified as available-for-sale under SFAS 115 and reported at fair value, with changes in the unrealized holding gain or loss included in shareholders' equity. Available-for-sale securities consist of common stock of unrelated publicly-traded companies and are stated at market value in accordance with SFAS
                               115. Cost for purposes of computing realized gains and losses is computed on a specific identification basis. The proceeds from the sale of available-for-sale securities during fiscal 2000 and 1999 totaled $18,191 and $254,313, respectively (see Note 8). The change in the net unrealized holding gain (loss) on available-for-sale securities that has been included as a separate component of shareholders' equity totaled $4,456 and $(66,681) for the years ended May 31, 2000 and 1999, respectively.

                                                Biomerica, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                               Years Ended May 31, 2000 and 1999

================================================================================

2.  Summary of                 Inventories
    Significant
    Accounting                 Inventories are stated at the lower of cost
    Policies                   (first-in, first-out method) or market and
    (Continued)                consist primarily of orthodontic products and
                               biological chemicals. Cost includes raw
                               materials, labor, manufacturing overhead and purchased products. Market is determined by comparison with recent purchases or net realizable value. Such net realizable value is based on forecasts for sales of the Company's products in the ensuing years. The industries in which the Company operates are characterized by technological advancement and change. Should demand for the Company's products prove to be significantly less than anticipated, the ultimate realizable value of the Company's inventories could be substantially less than the amount shown on the accompanying consolidated balance sheet.

                               Inventories consist of the following:

                               May 31,                                                                2000
                               --------------------------------------------------------------------------------
                               Raw materials                                                $        935,903
                               Work in progress                                                      425,557
                               Finished products                                                   1,715,626
                               Inventory reserve                                                    (195,397)
                               --------------------------------------------------------------------------------

                                                                                               $   2,881,689
                               ================================================================================

                               Approximately $1,510,000 of Lancer's inventory is located at its manufacturing facility in Mexico as of May 31, 2000.

                               Land Held For Investment

                               Land held for investment consists of a parcel of land located in the state of Utah, and is stated at the lower of cost or fair value less costs to sell.

                                                Biomerica, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                               Years Ended May 31, 2000 and 1999

================================================================================

2.  Summary of                 Property and Equipment
    Significant
    Accounting                 Property and equipment are stated at cost.
    Policies                   Expenditures for additions and major improvements
    (Continued)                are capitalized. Repairs and maintenance costs
                               are charged to operations as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts, and gains or losses from retirements and dispositions are credited or charged to income.

                               Depreciation and amortization are provided over the estimated useful lives of the related assets, ranging from 3 to 12 years, using straight-line and declining-balance methods. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the term of the lease. Depreciation expense amounted to $140,472 and $170,803 for the years ended May 31, 2000 and 1999, respectively. At May 31, 2000, approximately $70,000 of property and equipment, net of accumulated depreciation and amortization, is located at Lancer's manufacturing facility in Mexico.

                               Management of the Company assesses the
                               recoverability of property and equipment by determining whether the depreciation and amortization of such assets over their remaining lives can be recovered through projected undiscounted cash flows. The amount of impairment, if any, is measured based on fair value (projected discounted cash flows) and is charged to operations in the period in which such impairment is determined by management. Management has determined that there is no impairment of property and equipment at May 31, 2000.

                               Intangible Assets

                               Intangible assets are being amortized using the straight-line method over 18 years for marketing and distribution rights and purchased technology use rights, and over 17 years for patents. Marketing and distribution rights include repurchased sales territories. Technology use rights consists of the 1985 purchase

                                                Biomerica, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                               Years Ended May 31, 2000 and 1999

================================================================================

2.  Summary of                 (the "Purchase") by Lancer of the manufacturing
    Significant                assets and technology of Titan Research
    Accounting                 Associates, Ltd. ("Titan"). Prior to the
    Policies                   Purchase, certain former officers of Lancer and
    (Continued)                shareholders of Lancer owned 29% of Titan. Prior
                               to the Purchase, the Company paid royalties ranging from 15% to 20% of gross sales, as defined, to license such technology. Amortization amounted to $81,853 and $79,793 for the years ended May 31, 2000 and 1999, respectively (see
                               Note 4).

                               The Company assesses the recoverability of these intangible assets by determining whether the amortization of the asset's balance over its remaining life can be recovered through projected undiscounted future cash flows. The amount of impairment, if any, is measured based on fair value and charged to operations in the period in which the impairment is determined by management. Management has determined that there was no impairment of intangible assets as of May 31, 2000.

                               Risks and Uncertainties

                               Licenses - Certain of the Company's sales of products are governed by license agreements with outside third parties. All of such license agreements to which the Company currently is a party are for fixed terms which will expire after ten years or upon the expiration of the underlying patents. After the expiration of the agreements or the patents, the Company is free to use the technology that had been licensed. There can be no assurance that the Company will be able to obtain future license agreements as deemed necessary by management. The loss of some of the current licenses or the inability to obtain future licenses could have an adverse affect on the Company's financial position and operations. Historically, the Company has successfully obtained all the licenses it believed necessary to conduct its business.

                               Government Regulation - Biomerica's
                               immunodiagnostic products are regulated in the United States as medical devices primarily by the FDA and as such, require regulatory clearance or approval prior to commercialization in the United States. Pursuant to the

                                                Biomerica, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                               Years Ended May 31, 2000 and 1999

================================================================================

2.  Summary of                 Federal Food, Drug and Cosmetic Act, and the
    Significant                regulations promulgated thereunder, the FDA
    Accounting                 regulates, among other things, the clinical
    Policies                   testing, manufacture, labeling, promotion,
    (Continued)                distribution, sale and use of medical devices in
                               the United States. Failure of Biomerica to comply with applicable regulatory requirements can result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, the government's refusal to grant premarket clearance or premarket approval of devices, withdrawal of marketing approvals, and criminal prosecution.

                               Sales of medical devices outside the United
                               States are subject to foreign regulatory requirements that vary widely from country to country. The time required to obtain registrations or approvals required by foreign countries may be longer or shorter than that required for FDA clearance or approval, and requirements for licensing may differ significantly from FDA requirements. There can be no assurance that Biomerica will be able to obtain regulatory clearances for its current or any future products in the United States or in foreign markets.

                               Lancer's products are subject to regulation by the FDA under the Medical Device Amendments of 1976 (the "Amendments"). Lancer has registered with the FDA as required by the Amendments. There can be no assurance that Lancer will be able to obtain regulatory clearances for its current or any future products in the United States or in foreign markets.

                               Risk of Product Liability - Testing,
                               manufacturing and marketing of Biomerica's products entail risk of product liability. Biomerica currently has product liability insurance. There can be no assurance, however, that Biomerica will be able to maintain such insurance at a reasonable cost or in sufficient amounts to protect Biomerica against losses due to product liability. An inability could prevent or inhibit the commercialization of Biomerica's products. In addition, a product liability claim or recall could have a material adverse effect on the business or financial condition of the Company.

                                                Biomerica, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                               Years Ended May 31, 2000 and 1999

================================================================================

2.  Summary of                 Lancer is subject to the same risks of product
    Significant                liability. Lancer currently has product liability
    Accounting                 insurance. Lancer also is subject to the risk of
    Policies                   loss of its product liability insurance and the
    (Continued)                consequent exposure to liability.

                               Hazardous Materials - Biomerica's research and development involves the controlled use of hazardous materials and chemicals. Although Biomerica believes that safety procedures for handling and disposing of such materials comply with the standards prescribed by state and Federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company may incur substantial costs to comply with environmental regulations.

                               Stock-Based Compensation

                               During 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," which defines a fair value based method of accounting for stock-based compensation. However, SFAS 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting method of APB 25 must make pro forma disclosures of net (loss) income and (loss) earnings per share, as if the fair value method of accounting defined in SFAS 123 had been applied (see Note 6). The Company has elected to account for its stock-based compensation to employees under APB 25.

                               Minority Interest

                               Minority interest represents the minority shareholders' proportionate share of the equity of Lancer and AIT. At May 31, 2000, Biomerica owned 30.78% of Lancer (see Note 3), 74.6% of AIT and 100% of Readyscript (see Note 3).

                                               Biomerica, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                               Years Ended May 31, 2000 and 1999

================================================================================


2.  Summary of         Revenue Recognition
    Significant
    Accounting         Revenues from product sales are recognized at the time
    Policies           the product is shipped. Revenues from specialized
    (Continued)        diagnostic testing service are recognized when the
                       related services are performed.

                       Income Taxes

                       The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under the asset and liability method of Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

                       Biomerica, Lancer and AIT file separate income tax returns for Federal and state income tax purposes.

                       Advertising Costs

                       The Company reports the cost of all advertising as expense in the period in which those costs are incurred. Advertising costs were approximately $69,000 and $105,000 for the years ended May 31, 2000 and 1999, respectively.

                                                Biomerica, Inc. and Subsidiaries


                                      Notes to Consolidated Financial Statements
                                               Years Ended May 31, 2000 and 1999

================================================================================

2.  Summary of        (Loss) Earnings Per Share
    Significant
    Accounting
    Policies          In February 1997, the Financial Accounting Standards Board
    (Continued)       ("FASB") issued Statement of Financial Accounting
                      Standards No. 128 ("SFAS 128"), "Earnings Per Share"
                      ("EPS"). SFAS 128 requires dual presentation of basic EPS and diluted EPS on the face of all income statements issued after December 15, 1997 for all entities with complex capital structures. Basic EPS is computed as net
                      (loss) income divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants and other convertible securities.

                      The following table illustrates the required disclosure of the reconciliation of the numerators and denominators of the basic and diluted EPS computations.

                                                 For the Year Ended May 31, 2000
                                           ---------------------------------------------
                                                Loss             Shares        Per Share
                                             (Numerator)      (Denominator)       Amount
                      -------------------------------------------------------------------
                      Basic EPS -

                       Loss available
                        to common
                        shareholders          $ (3,890,849)     4,542,820  $  (0.86)
                      ===================================================================

                      Effect of dilutive
                      securities -

                      Options and Warrants               -              -        --
                      --------------------------------------------------------------------

                      Diluted EPS -

                      Loss available
                       to common
                       shareholders plus
                       assumed conversions    $ (3,890,849)     4,542,820  $  (0.86)
                      ===================================================================

2.      Summary of
        Significant
        Accounting
        Policies
        (Continued)

                                                          For the Year Ended May 31, 1999
                                                   ---------------------------------------------
                                                       Loss           Shares          Per Share
                                                    (Numerator)    (Denominator)        Amount
                        ------------------------------------------------------------------------
                        Basic EPS-

                         Loss available to
                          common
                          shareholders            $  (72,548)       4,001,755         $  (0.02)
                        ========================================================================

                         Effect of dilutive
                          securities -

                          Options and Warrants             -
                        ------------------------------------------------------------------------

                         Diluted EPS -
                         Loss available to
                           common
                           shareholders plus
                           assumed conversions    $  (72,548)       4,001,755         $  (0.02)
                        ===========================================================================

                        The computation of diluted loss per share excludes the effect of incremental common shares attributable to the exercise of outstanding common stock options and warrants because their effect was antidilutive due to losses incurred by the Company. See summary of outstanding stock options and warrants in Note 10.

                        As of May 31, 2000, there was a total of 3,557,300 potential dilutive shares of common stock.

                        Segment Reporting

                        The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 requires public companies to report information about segments of their business in their annual financial statements and

                                                Biomerica, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                               Years Ended May 31, 2000 and 1999

================================================================================

2.    Summary of     requires them to report selected segment information in
      Significant    their quarterly reports issued to shareholders. It also
      Accounting     requires entity-wide disclosures about the product,
      Policies       services an entity provides, the material countries in
      (Continued)    which it holds assets and reports revenues, and its major
                     customers. The Company adopted the provisions of this statement for 1999 annual reporting. These disclosure requirements had no impact on the Company's financial position or results of operations, or the Company's existing segment disclosures.

                     Reporting Comprehensive Income

                     In June 1997, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting the components of comprehensive income and requires that all items that are required to be recognized under accounting standards as components of comprehensive income be included in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes net income as well as certain items that are reported directly within a separate component of stockholders' equity. The Company adopted the provisions of this statement in 1998.

3.    Consolidated   Lancer is engaged in the design, manufacture and
      Subsidiaries   distribution of orthodontic products. During 1999, Lancer
                     issued 10,625 shares of its common stock to Biomerica for certain management and consulting services valued at $8,500. During 1999, Lancer repurchased 25,372 shares of its common stock for aggregate consideration of $25,950.
                     During 2000, Lancer repurchased 114,998 shares of its common stock for aggregate consideration of $117,914.
                     During 2000, Lancer issued 54,725 shares of its common stock valued at $50,631 for certain management and consulting services. In May 2000, all 370,483 shares issued and outstanding of Lancer's Redeemable Convertible
                     Preferred Stock-Series C were converted into 52,926 shares of Lancer's common stock. The result of these transactions increased Biomerica's direct ownership percentage of Lancer to 30.78% and increased its direct and indirect (via agreements with certain shareholders) voting control over Lancer to 53.23% as of May 31, 2000.

                                                Biomerica, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                               Years Ended May 31, 2000 and 1999

================================================================================

3.    Consolidated    AIT provides immune allergy testing and product to
      Subsidiaries    physicians and medical institutions. During 1998,
      (Continued)     1,916,429 shares of AIT were subscribed to Biomerica in
                      exchange for debt (see Note 6) and 35,000 shares of AIT were issued to two AIT employees. The net effect of these issues increased Biomerica's interest in AIT to 74.6%.

                      Operating results for Lancer and AIT in the aggregate for the years ended May 31, 2000 and 1999, which are included in the consolidated operating results of the Company, are as follows:

                                                                      2000              1999
                      --------------------------------------------------------------------------
                      Net sales                                 $   5,730,488     $   6,229,847
                      Cost of sales                                 3,960,362         3,868,141
                      --------------------------------------------------------------------------

                          Gross profit                              1,770,126         2,361,706
                      --------------------------------------------------------------------------

                      Operating expenses:
                        Selling, general and
                          administrative                            2,268,090         2,206,839
                        Research and development                      184,849           178,393
                      --------------------------------------------------------------------------

                          Total operating expenses                  2,452,939         2,385,232
                      --------------------------------------------------------------------------

                      Other income (expense):
                        Interest expense                              (19,526)          (15,607)
                        Other income, net                             228,368           104,329
                      --------------------------------------------------------------------------

                                                                      208,842            88,722
                      --------------------------------------------------------------------------

                      (Loss) income before income taxes              (473,171)           65,196

                      Income tax expense                                1,600             5,404
                      --------------------------------------------------------------------------

                      Net (loss) income                         $    (474,771)    $      59,792
                      ==========================================================================

                                                Biomerica, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                               Years Ended May 31, 2000 and 1999

4.  Intangible    Intangible assets, net of accumulated amortization, consist of
    Assets        the following:


                  May 31,                                               2000
                  --------------------------------------------------------------
                  Marketing and distribution rights           $       442,750
                  Technology use rights                               858,328
                  Patents and other intangibles                       152,080
                  --------------------------------------------------------------

                                                                    1,453,158

                  Less accumulated amortization                    (1,086,344)
                  --------------------------------------------------------------

                                                              $       366,814
                  ==============================================================

                  Included in marketing and distribution rights are repurchased sales territories by Lancer which are being amortized over the estimated useful life of eighteen years. In each of the fiscal years 2000 and 1999, the Company recorded amortization expense of $24,900 related to repurchased sales territories.

                  During fiscal 1985, Lancer purchased certain assets and technology which is being amortized over the estimated useful life of eighteen years. Lancer recorded amortization expense of $48,696 for each of the years ended May 31, 2000 and 1999 related to these assets.

                  Amortization expense related to patents and other intangibles which is included in the accompanying consolidated statements of operations amounted to $8,257 and $6,197 for the years ended May 31, 2000 and 1999, respectively.

5.  Line of       At May 31, 2000, Lancer had a $500,000 line of credit with a
    Credit        bank. Borrowings are made at prime plus 1.25% (10.75% at May
                  31, 2000) and are limited to specified percentages of eligible accounts receivable. The unused portion available to Lancer under the line of credit at May 31, 2000 was $172,707. The line of credit expires on November 3, 2000. As of May 31, 2000, there was $160,000 outstanding under the line of credit.
                  Lancer was in compliance with its bank covenants as of May 31, 2000. Lancer was in violation of certain of its debt covenants at July 31, 2000, Lancer has not obtained a waiver.

                                                Biomerica, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                               Years Ended May 31, 2000 and 1999


5.  Line of                    The following summarizes information on short-
    Credit                     term borrowings for the year ended May 31, 2000:
    (Continued)

                                  May 31,                                                                2000
                                  --------------------------------------------------------------------------------
                                  Average month end balance                                    $      203,333
                                  Maximum balance outstanding at any month
                                    end                                                        $      220,000
                                  Weighted average interest rate (computed by
                                    dividing interest expense by average monthly
                                    balance)                                                             9.62%
                                  Interest rate at year end                                             10.75%
                                  ===============================================================================

6.  Shareholders'              Shareholder Loan
    Equity
                               During fiscal 1998, the estate of the chief executive officer exercised a stock option to purchase 25,000 common shares at $0.80 per share and 60,000 common shares at $0.85 per share for a total of $71,000 via a shareholder loan. During
                               1999, $70,000 of the shareholder loan was repaid.
                               During 2000, the remaining $1,000 was repaid.

                               1991, 1995 and 1999 Stock Option and Restricted Stock Plans

                               In December 1991, the Company adopted a stock option and restricted stock plan (the "1991 Plan") which provides that non-qualified options and incentive stock options and restricted stock covering an aggregate of 350,000 of the Company's unissued common stock may be granted to officers, employees or consultants of the Company. Options granted under the 1991 Plan may be granted at prices not less than 85% of the then fair market value of the common stock, vest at not less than 20% per year and expire not more than 10 years after the date of grant.

                                                Biomerica, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                               Years Ended May 31, 2000 and 1999


6.  Shareholders'              In January 1996, the Company adopted a stock
    Equity                     option and restricted stock plan (the "1995
    (Continued)                Plan") which provides that non-qualified options
                               and incentive stock options and restricted stock covering an aggregate of 500,000 of the Company's unissued common stock may be granted to affiliates, employees or consultants of the Company. Options granted under the 1995 Plan may be granted at prices not less than 85% of the then fair market value of the common stock and expire not more than 10 years after the date of grant.

                               During 1997, the Company granted options to purchase 72,000 and 45,000 shares of common stock at exercise prices of $1.90 and $1.92 per share, respectively, to various employees of the Company. The options vest over a period ranging from four to five years. During 1997, the Company granted options to purchase 18,000 and 5,000 shares of common stock at exercise prices of $1.90 and $3.00 per share respectively, to various consultants of the Company. Management recorded $10,471 during the year ended May 31, 1998 of expense related to the granting of these options.

                               During 1998, the Company granted options to purchase 152,500 shares at an exercise price of $1.85 to employees and a total of 1,500 shares to non-employees, at an exercise price of $1.91. Management elected not to record any compensation expense related to the options issued to non-employees, as such was immaterial.

                               During 1999, the Company granted options to purchase 2,000, 179,850 and 27,900 shares of its common stock at an exercise prices of $0.90, $0.86 and $0.85, respectively, to employees and 2,000 and 7,000 shares to non-employees, at exercise prices of $0.90 and $0.86, respectively. The Company recorded $4,581 in compensation expense related to the options issued to non-employees, calculated using the Black Scholes option model.

                               On June 3, 1999, the Company, issued 8,000 shares of common stock to a consultant for services provided. The Company valued these shares at $16,000.

                                                Biomerica, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                               Years Ended May 31, 2000 and 1999


6.  Shareholders'              On June 11, 1999, the Company issued 1,150,000
    Equity                     and 50,000 options to purchase shares of the
    (Continued)                Company's stock to employees and non-employees,
                               respectively. The purchase price of the options is $3.00 per share. The options are exercisable for a period of ten years. The Company recorded
                               $58,806 related to the fair value of options granted to non-employees. In addition, the Company issued 1,000,000 stock purchase warrants to unaffiliated entities for consulting and fund-raising services rendered. The holder is granted the right to purchase common stock at an exercise price of $3.00 per share through the year 2005.
                               The Company valued these warrants at $1,176,126.
                               Of this, $588,063 was expensed for consulting services and $588,063 was recorded as a reduction of paid-in-capital in connection with the private placement as discussed below.

                               On June 11, 1999, the Company entered into a Five Year Back-End Processing Agreement with an unaffiliated entity. The unaffiliated entity was to develop customized back-end processing to enable the company to process customer prescription orders on-line and insurance claims and payments. In addition, the unaffiliated entity transferred and assigned to the Company the right, title and interest in and to the internet domain name "TheBigRX.com" and all rights to any trademark relating thereto. The Company issued 410,000 stock purchase warrants for these services. The holder was granted the right to purchase common stock at an exercise price of $5.00. The Company valued these warrants at approximately $333,000 and initially was expensing them over sixty months ($66,493 of expense was recorded during the year ended May 31, 2000). Subsequent to year-end, the unaffiliated entity stopped providing services to the Company. The Company does not intend to issue any common stock if the aforementioned warrants are presented for exercise because of the breach in performance. The Company stopped amortizing the warrant expense subsequent to year-end.

                                                Biomerica, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                               Years Ended May 31, 2000 and 1999


6.  Shareholders'              On June 11, 1999, the Company entered into a Five
    Equity                     Year Strategic Marketing Agreement with
    (Continued)                TheBigHub.com whereby TheBigHub.com will provide
                               strategic placement of advertising and marketing for Biomerica's BigRX.com on its website. The
                               Company issued 250,000 stock purchase warrants for these services. The holder was granted the right to purchase common stock at an exercise price of $5.00. The Company valued these warrants at approximately $203,000 and initially was expensing them over sixty months ($40,545 of expense was recorded during the year ended May
                               31, 2000). Subsequent to year-end, the
                               TheBigHub.com stopped providing services to the Company. The Company does not intend to issue any common stock if the aforementioned warrants are presented for exercise because of the breach in performance. The Company stopped amortizing the warrant expense subsequent to year-end.

                               During the year ended May 31, 2000, the Company recorded compensation expense of $2,625 related to the amortization of the fair value of options to purchase common stock previously issued.

                               On June 11, 1999, the Company completed two private placement agreements to sell and issue a total of 400,000 (50,000 of which were sold to related parties) shares of the Company's common stock at $5.00 per share. The Company incurred $34,443 in offering costs related thereto. The shares have piggyback registration rights.

                               In August 1999, the Company adopted a stock option and restricted stock plan (the "1999 Plan") which provides that non-qualified options and incentive stock options and restricted stock covering an aggregate of 1,000,000 of the Company's unissued common stock may be granted to affiliates, employees or consultants of the Company. As of January 1, of each calendar year, commencing January 1, 2000, this amount is subject to automatic annual increases equal to the lessor of 1.5% of the total number of outstanding common shares assuming conversion of convertible securities or 500,000. Options granted under the 1999 Plan may be granted at prices not less than 85% of the then fair market value of the common stock and expire not more than 10 years after the date of grant.

                                                Biomerica, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                               Years Ended May 31, 2000 and 1999


6.  Shareholders'              Additionally, during 2000, the Company granted an
    Equity                     additional 726,000 and 50,000 options to purchase
    (Continued)                shares of the Company's stock to employees and
                               non-employees, respectively. The purchase price of the options range from $1.38 to $3.88 per share. Management recorded $25,135 during the year ended May 31, 2000 of expense related to the granting of options to employees. Management recorded $22,004 during the year ended May 31, 2000 of expense related to the granting of options to non-employees.

                               During 2000, the Company agreed to grant warrants to three medical groups in exchange for services. The Company was committed to, but had not yet issued, 15,000 warrants at exercise prices of $2.00 to $3.25 as of May 31, 2000. The Company recorded $17,372 of expense related to these warrants. These warrants are not included in the table below.

                                                Biomerica, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                               Years Ended May 31, 2000 and 1999


6.  Shareholders'                Activity as to stock options and warrants under
    Equity                       the 1991, 1995 and 1999 plans are as follows:
    (Continued)

                                                                                                       Weighted
                                                                     Number                             Average
                                                                   of Stock         Price Range        Exercise
                                                                    Options           Per share           Price
                                  --------------------------------------------------------------------------------
                                  Options outstanding at
                                    June 1, 1998                    356,350     $    .80 - $3.00    $       1.69
                                  Options granted                   218,750     $    .85 - $ .90    $        .86
                                  Options exercised                (115,800)    $    .80 - $3.00    $       1.33
                                  Options canceled or
                                    expired                          (5,250)    $    .85 - $1.85    $       1.80
                                  --------------------------------------------------------------------------------

                                  Options outstanding at
                                    June 1, 1999                    454,050     $    .80 - $3.00    $       1.38
                                  Options and warrants granted    3,636,000     $   1.38 - $5.00    $       3.27
                                  Options exercised                 (56,625)    $    .80 - $1.90    $       1.07
                                  Options canceled or
                                    expired                        (476,125)    $    .86 - $3.88    $       2.63
                                  --------------------------------------------------------------------------------

                                  Options and warrants
                                     outstanding at
                                     May 31, 2000                 3,557,300     $    .85 - $5.00    $       3.15
                                  --------------------------------------------------------------------------------

                                  Options and warrants
                                     exercisable at
                                     May 31, 2000                   338,125     $    .85 - $3.00    $       1.76
                                  ================================================================================

                                               Biomerica, Inc. and subsidiaries

                                     Notes to Consolidated financial Statements
                                              Years Ended May 31, 2000 and 1999


6.      Shareholders' Equity       The weighted average fair value of
        (Continued)                options and warrants granted during 2000 and
                                   1999 was $1.25 and $0.68, respectively.

                                   The following summarizes information about the Company's stock options and warrants outstanding at May 31, 2000:

                                                                        Weighted
                                                                    Average    Weighted     Number       Weighted
                                        Range of       Number      Remaining    Average   Exercisable    Average
                                         Exercise    Outstanding  Contractual  Exercise   at May 31,     Exercise
                                          Prices    May 31, 2000     Life        Price       2000         Price
                                 ----------------------------------------------------------------------------------
                                   $    .85 - $ .90       177,175        3.68   $     .86      83,750    $    .86
                                   $   1.38 - $1.92       307,375        2.98   $    1.47     199,125    $   1.82
                                   $   2.06 - $3.10     2,412,750        5.63   $    2.99      55,250    $   2.88
                                   $          $5.00       660,000        2.00   $    5.00           -    $   5.00
                                 ===================================================================================

                                  SFAS 123 Pro Forma Information

                                  Pro forma information regarding (loss)
                                  earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using the Black Scholes option pricing model with the following assumptions for the years ended May 31, 2000 and 1999; risk free interest rates ranging from 5.62% to 6.65% and 4.9%, respectively; dividend yield of 0%; expected life of the options of 1 years; and volatility factors of the expected market price of the Company's common stock of 120% and 112%, respectively.

                                  The Black Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                                                Biomerica, Inc. and subsidiaries

                                      Notes to Consolidated financial Statements
                                               Years Ended May 31, 2000 and 1999


6.  Shareholders' Equity  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option vesting period. Adjustments are made for options forfeited prior to vesting. The effect on compensation expense, net (loss) income, and net
                          (loss) income per share (basic and diluted) had compensation costs for the Company's stock option plans been determined based on fair value on the date of grant consistent with the provisions of SFAS 123 are as follows:

                          May 31,                                             2000               1999
                          ---------------------------------------------------------------------------
                          Net loss, as reported                   $     (3,890,849)   $       (72,548)
                          Adjustment to compensation
                           expense under SFAS 123                       (1,600,464)          (213,436)
                          ---------------------------------------------------------------------------

                          Net loss, pro forma                     $     (5,491,313)   $      (285,984)
                          ===========================================================================

                          Pro forma net loss
                           per share - basic                      $          (1.21)   $         (0.07)
                          ===========================================================================

                          Pro forma net loss
                           per share - diluted                    $          (1.21)   $         (0.07)
                          ===========================================================================

                          Stock Activity

                          During 1998, the Company incurred an additional $4,771 of offering costs related to a 1997 stock issuance.

                          During 1999, the Company repurchased 15,540 shares of its common stock at an aggregate cost of $20,576.

                          During 1999, the Company issued 31,793 shares of its common stock valued at $38,000 in satisfaction of accrued rent.

                                                Biomerica, Inc. and subsidiaries

                                      Notes to Consolidated financial Statements
                                               Years Ended May 31, 2000 and 1999


6.      Shareholders' Equity       Subsidiary Options and Warrants
        (Continued)

                                   During fiscal 1998, AIT granted options to purchase 1,185,000 shares of common stock to various employees and directors of AIT, including an option to purchase 250,000 shares granted to Biomerica, Inc., the parent company. The exercise price will be the fair market value AIT's common stock on the date when certain conditions are met, as defined. The options will vest 50% per year and expire over five years.

                                   During 1998, intercompany advances
                                   outstanding of $134,150 were retired by the Company, in exchange for 1,916,429 shares of AIT's previously unissued common stock.

                                   During 1999, Lancer granted options to
                                   purchase 138,500 shares of its common stock at an exercise price of $1.00 to employees and options to purchase 29,000 shares of its common stock to non-employees, at an exercise price of $1.00.

                                   During 2000, Lancer granted options to
                                   purchase 15,000 shares of its common stock at an exercise price of $0.85 to employees.

7.      Income Taxes               Income tax expense for the years ended May
                                   31, 2000 and 1999 consists of the following current provisions:

                                   May 31,               2000            1999
                                   ---------------------------------------------

                                   U.S. Federal    $        -    $          -

                                   State and local      2,400           5,404
                                   ---------------------------------------------

                                                   $    2,400    $      5,404
                                   ---------------------------------------------

                                               Biomerica, Inc. and subsidiaries

                                     Notes to Consolidated financial Statements
                                              Years Ended May 31, 2000 and 1999


7. Income Taxes Income tax expense differs from the amounts computed by (Continued) applying the U.S. (Continued) Federal income tax rate of
                 35 percent to pretax (loss) income as a result of the following:

                 May 31,                                     2000         1999
                 ---------------------------------------------------------------

                 Computed "expected" tax
                  benefit                          $   (1,360,957) $   (22,829)

                 Increase (reduction) in income
                  taxes resulting from:

                  Meals and entertainment                  20,312        9,945

                  Change in net operating
                   loss carryforwards                   1,261,093       22,829

                   Other, net                                   -         (917)

                   Equity in earnings of affiliates
                    not subject to taxation
                    because of dividends-
                    received deduction for tax
                    purposes                               79,552       (9,028)

                   State income taxes                       2,400        5,404
                 ---------------------------------------------------------------

                                                         $  2,400  $     5,404
                 ===============================================================

                                               Biomerica, Inc. and subsidiaries

                                     Notes to Consolidated financial Statements
                                              Years Ended May 31, 2000 and 1999


7.      Income Taxes  The tax effect of temporary differences that
        (Continued)   give rise to significant portions of
                      liabilities are presented below.

                      May 31,                                                        2000
                      -------------------------------------------------------------------
                      Deferred tax assets:
                        Accounts receivable, principally
                          due to allowance for doubtful
                          accounts and sales returns                        $      78,392
                        Inventories, principally due to
                          additional costs inventoried for
                        tax purposes pursuant to the Tax
                          Reform Act of 1986 and
                          allowance for inventory
                          obsolescence                                             77,835
                        Compensated absences and
                          deferred payroll, principally due
                            to accrual for financial reporting
                          purposes                                                 91,403
                        State net operating loss
                          carryforwards                                           173,490
                        Federal net operating loss
                          carryforwards                                         3,550,167
                        Tax credit carryforwards                                  190,259
                        Investment in affiliates                                  479,185
                      -------------------------------------------------------------------

                                                                                4,640,731

                      Less valuation allowance                                 (4,596,923)
                      -------------------------------------------------------------------

                      Net deferred tax asset                                       43,808

                      Deferred tax liability:
                        Marketing rights, principally due to
                          amortization                                            (43,808)
                      -------------------------------------------------------------------

                      Net deferred tax liability                            $           -
                      ===================================================================

                                               Biomerica, Inc. and subsidiaries

                                     Notes to Consolidated financial Statements
                                              Years Ended May 31, 2000 and 1999


7.      Income Taxes               The Company has provided a valuation
        (Continued)                allowance with respect to substantially
                                   all of its deferred tax assets as of May 31, 2000 and 1999. Management provided such allowance as it is currently more likely than not that tax-planning strategies will not generate taxable income sufficient to realize such assets in foreseeable future reporting periods.

                                   As of May 31, 2000, Biomerica had net tax operating loss carryforwards of approximately $6,648,158 and investment tax and research and development credits of approximately $23,000, which are available to offset future Federal tax liabilities. The carryforwards expire at varying dates from 2000 to 2020. As of May 31, 2000, Biomerica has net operations tax loss carryforwards of approximately $1,318,000 available to offset future state income tax liabilities.

                                   As of May 31, 2000, Lancer had net tax
                                   operating loss carryforwards of approximately $2,101,000 and business tax credits of approximately $115,000 available to offset future Federal tax liabilities. As of May 31, 2000, Lancer has net tax operations loss carryforwards of approximately $250,000 and business tax credits of approximately $23,000 available to offset future state income tax liabilities. The carryforwards expire in 2005. The carryforwards expire at varying dates from 2000 to 2020.

                                   As of May 31, 2000, AIT had net tax operating loss carryforwards of approximately $1,866,000 and business tax credits of approximately $29,000 available to offset future Federal tax liabilities. The carryforwards expire at varying dates from 2000 to 2012. AIT also had net tax operating loss carryforwards of approximately $395,000 to offset future California taxable income, expiring at varying dates between 2000 and 2005.

                                   The Tax Reform Act of 1986 includes
                                   provisions which limit the Federal net
                                   operating loss carryforwards available for use in any given year if certain events, including a significant change in stock ownership, occur.

                                               Biomerica, Inc. and subsidiaries

                                     Notes to Consolidated financial Statements
                                              Years Ended May 31, 2000 and 1999


8.      Other Income              Other income consists of the following for the
                                  years ending May 31:

                                  May 31,                                                2000              1999
                                  -------------------------------------------------------------------------------
                                  Realized (loss) gains on
                                     available-for-sale securities            $       (13,241)      $   111,885
                                  Dividend and interest income                         99,358            76,453
                                  Tax reversal                                         50,000                 -
                                  Insurance proceeds                                  170,000                 -
                                  Offering expenses                                  (251,574)                -
                                  Consulting                                                -           100,000
                                  Other                                                63,855             4,329
                                  -------------------------------------------------------------------------------

                                                                              $       118,398       $   292,667
                                  ===============================================================================

                                   During 1999, AIT earned $100,000 as a
                                   non-recurring consulting fee from an
                                   unrelated entity.

                                   Management of Lancer completed an assessment of a theft of inventory located at its facility in Mexicali Mexico on April 6, 1999. The carrying value of the inventory stolen approximated $110,000, valued at standard cost, which has been reflected in the accompanying financial statements as of May 31, 1999 as a reduction in inventories and an addition to insurance claim receivable. During the year ended May 31, 2000, Lancer settled the claim with the insurance carrier and received approximately $280,000. This amount represents the value of the stolen inventory at net average selling price, less commissions and royalties. The $170,000 received in excess of the $110,000 estimated carrying value was recognized as other income for the year ended May 31, 2000.

                                   During 1999, Lancer was assessed $64,724 in pass through net assets taxes by their subcontractor under their Manufacturing Agreement. During 2000, legal counsel determined that Lancer was not liable for portions of the assessment. Accordingly, approximately $50,000 of the prior year accrual was reversed and recognized as other income during the year ended May 31, 2000.

                                                Biomerica, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                              Years Ended May 31, 2000 and 1999


8. Other Income      During 2000, $251,574 of amounts incurred in connection
   (Continued)       with a registration of securities that was cancelled were
                     written-off.

9. Business Segments Reportable business segments for the years ended May 31,
                     2000 and 1999 are as follows:
                                                            2000           1999
                     -----------------------------------------------------------

                     Domestic sales:
                       Orthodontic products          $ 3,133,000   $  3,413,000
                     ===========================================================

                      Medical diagnostic products    $ 1,318,000   $    868,000
                     ===========================================================

                     Foreign sales:
                       Orthodontic products          $ 2,518,000   $  2,746,000
                     ===========================================================

                       Medical diagnostic products   $ 1,065,000   $  1,661,000
                     ===========================================================

                     Net sales:
                       Orthodontic products          $ 5,651,000   $  6,159,000
                       Medical diagnostic products     2,383,000      2,529,000
                     -----------------------------------------------------------

                     Total                           $ 8,034,000   $  8,688,000
                     ===========================================================

                     Operating (loss) profit:
                       Orthodontic products          $  (504,000)  $     60,000
                       Medical diagnostic products    (3,686,000)      (371,000)
                     -----------------------------------------------------------

                     Total                            (4,190,000)  $   (311,000)
                     ===========================================================

                     Identifiable assets:
                       Orthodontic products          $ 3,520,000   $  4,018,000
                       Medical diagnostic products     2,848,000      3,383,000
                     -----------------------------------------------------------

                     Total                             6,368,000   $  7,401,000
                     ===========================================================

                     Total assets:
                       Orthodontic products          $ 3,755,000   $  4,327,000
                       Medical diagnostic products     2,980,000      3,523,000
                     -----------------------------------------------------------

                     Total                           $ 6,735,000   $  7,850,000
                     ===========================================================

                                                Biomerica, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                              Years Ended May 31, 2000 and 1999


9. Business Segments                                            2000       1999
                     -----------------------------------------------------------
   (Continued)
                     Depreciation and amortization expense:
                       Orthodontic products               $  151,000 $  172,000
                       Medical diagnostic products            71,000     79,000
                     -----------------------------------------------------------

                     Total                                $  222,000 $  251,000
                     ===========================================================

                     Capital expenditures:
                       Orthodontic products               $   10,000 $   71,000
                       Medical diagnostic products           196,000     30,000
                     -----------------------------------------------------------

                     Total                                $  206,000 $  101,000
                     ===========================================================

                     The net sales as reflected above consist of sales to unaffiliated customers only as there were no significant intersegment sales during fiscal years 1999 and 1998. No customer accounted for more than 10% of net sales during fiscal years 2000 and 1999.

                     Geographic information regarding net sales and operating profits is as follows:
                                                                2000       1999
                     -----------------------------------------------------------

                     Net sales:
                       United States                      $4,451,000 $4,638,000
                       Europe                              1,683,000  1,710,000
                       South America                         543,000    749,000
                       Asia                                  349,000    426,000
                       Other foreign                       1,008,000  1,165,000
                     -----------------------------------------------------------

                     Total net sales                      $8,034,000 $8,688,000
                     ===========================================================

                                                Biomerica, Inc. and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                              Years Ended May 31, 2000 and 1999


9. Business Segments  Geographic information regarding net sales and operating
   (Continued)        profits is as follows:
                                                             2000          1999
                      ----------------------------------------------------------

                      Operating profit (loss):
                       United States               $   (3,756,000) $   (267,000)
                       Europe                            (176,000)       35,000
                       South America                      (37,000)       26,000
                       Asia                               (66,000)      (69,000)
                       Other foreign                     (155,000)      (36,000)
                      ----------------------------------------------------------

                      Total operating loss         $   (4,190,000) $   (311,000)
                      ==========================================================

                      Identifiable assets by business segment are those assets that are used in the Company's operations in each industry. Identifiable assets are held primarily in the United States. The Company's interests in AIT, whose operations are in the United States, are vertically integrated with the Company's operations in the medical diagnostic products industry.

10. Commitments and   Operating Leases
    Contingencies
                      Biomerica leases its primary facility under a non-cancelable operating lease which expired on May 31, 1998.
                      The lease is currently month-to-month. AIT leases its primary facility under a month-to-month operating lease.
                      These facilities are owned and operated by four of the Company's shareholders. The lease rate is $12,720 and $1,400 per month, respectively.

                      Lancer leases its main facility under a non-cancelable operating lease expiring December 31, 2003, as extended, which requires monthly rentals that increase annually, from $2,900 per month (1994) to $6,317 per month (2003).
                      The lease expense is being recognized on a straight-line basis over the term of the lease.

                                          Biomerica, Inc. and Subsidiaries

                                Notes to Consolidated Financial Statements
                                         Years Ended May 31, 2000 and 1999


10. Commitments and      Effective November 1, 1998, Lancer entered into a
    Contingencies        non-cancelable operating lease for its Mexico
    (Continued)          facility expiring October 31, 2003, which requires
                         average monthly rentals of approximately $5,500.
                         The rentals are subject to annual increases based on the United States Consumer Price Index. Prior to April 1, 1996, such was included in amounts paid under the terms of the manufacturing agreement as discussed below.

                         Rental expense for all operating leases amounted to approximately $312,000 and $294,000 for the years ended May 31, 2000 and 1999, respectively. The future annual minimum payments are as follows:

                         Years ending May 31,                       Amount
                         --------------------------------------------------

                         2001                                    $ 145,547
                         2002                                      148,547
                         2003                                       75,505
                         --------------------------------------------------

                         Minimum lease payments                  $ 369,599
                         ==================================================

                         Manufacturing Agreement

                         In May 1990, Lancer entered into a manufacturing subcontractor agreement (the "Manufacturing Agreement"), whereby the subcontractor agreed to provide manufacturing services to Lancer through its affiliated entities located in Mexicali, B.C., Mexico. Lancer moved the majority of its manufacturing operations to Mexico during fiscal 1992 and 1991. Under the terms of the original agreement, the subcontractor manufactured Lancer's products based on an hourly rate per employee based on the number of employees in the subcontractor's workforce. As the number of employees increase, the hourly rate decreases. In December 1992, Lancer renegotiated the Manufacturing Agreement changing from an hourly rate per employee cost to a pass through of actual costs plus a weekly administrative fee. The amended Manufacturing Agreement gives Lancer greater control over all costs associated with the manufacturing operation. In July

                                          Biomerica, Inc. and Subsidiaries

                                Notes to Consolidated Financial Statements
                                         Years Ended May 31, 2000 and 1999


10. Commitments and     1994, Lancer again renegotiated the Manufacturing
    Contingencies       Agreement reducing the administrative fee and
    (Continued)         extending the Manufacturing Agreement through June
                        1998. In March 1996, Lancer agreed to extend the manufacturing agreement through October 1998, to coincide with the building lease. Effective April
                        1, 1996, Lancer leased the Mexicali facility under a separate agreement, as discussed above. During
                        1999, Lancer agreed to extend the Manufacturing
                        Agreement through October 2003. After June 1996, either party may cancel the agreement with three months notice. Lancer has retained the option to convert the manufacturing operation to a wholly-owned subsidiary of Lancer at any time without penalty. Should Lancer discontinue operations in Mexico, it is responsible for the accumulated employee seniority obligation as prescribed by Mexican law. At May 31, 2000, this obligation was approximately $256,000. Such obligation is contingent in nature and accordingly has not been accrued in the accompanying consolidated balance sheet.

                        Employment Agreement

                        In June 1986, the Company entered into an employment agreement with its then chief executive officer. In May 1996, the agreement was extended for an additional three years expiring in May 1999. This agreement was cancelled in April 1997. This agreement required minimum annual compensation payments of $169,000 and provided for periodic cost of living increases. The chief executive officer was paid approximately $81,000 during the year ended May 31, 1996. The chief executive officer and the Company agreed to amend the employment agreement for fiscal year 1995, whereby the chief executive officer would not receive any deferred compensation for the period June 1994 through November 1994 of approximately $54,500 and instead received 60,000 stock options (see Note 6). Approximately $ 204,000 of the total accrued compensation included in the 2000 consolidated balance sheet is due to the chief executive officer's estate.

                                          Biomerica, Inc. and Subsidiaries

                                Notes to Consolidated Financial Statements
                                         Years Ended May 31, 2000 and 1999


10. Commitments and     License and Royalty Agreement
    Contingencies
    (Continued)         Lancer has entered into a number of license and/or
                        royalty agreements pursuant to which it has obtained rights to manufacture and market certain products. The agreements are for various durations expiring through 2007 and they require the Company to make payments based on the sales of the individual licensed products.

                        Lancer has entered into license agreements expiring in 2006 whereby, for cash consideration, the counter party has obtained the rights to manufacture and market certain products patented by Lancer.

                        Retirement Savings Plan

                        Effective September 1, 1986, the Company established a 401(k) plan for the benefit of its employees. The plan permits eligible employees to contribute to the plan up to the maximum percentage of total annual compensation allowable under the limits of Internal Revenue Code Sections 415, 401(k) and 404. The Company, at the discretion of its Board of Directors, may make contributions to the plan in amounts determined by the Board each year. No contributions by the Company have been made since the plan's inception.

11. Subsequent Events   Subsequent to year-end, ReadyScript, Inc., a wholly
                        owned subsidiary of the Company, entered into convertible promissory notes totaling $715,000. The notes mature between July 3 and July 31, 2001. The notes do not bear interest, provided they are converted. If not converted, the notes bear interest at 8.0%. Upon conversion, each note holder shall receive the number of shares of common stock that is equal to the principal amount divided by 60% of the then per share purchase price of the common stock, as defined.

                        Between June 15, 2000 and August 3, 2000, the Company granted 87,000 options to purchase shares of the Company's stock to employees. The exercise prices of the options range from $1.38 to $3.25.

                                          Biomerica, Inc. and Subsidiaries

                                Notes to Consolidated Financial Statements
                                         Years Ended May 31, 2000 and 1999

                           Between August 4, 2000 and September 8, 2000, the Company issued 111,174 shares of the Companys common stock with a total market value of $152 864 to unaffiliated entities for services rendered and to be rendered.

                           The Company has entered into an agreement to issue 50,000 shares of the Company's common stock on September 15, 2000 to an unaffiliated entity for services rendered and to be rendered.

11. Subsequent Events      Biomerica, Inc. entered into an Agreement, in
    (Continued)            substance, for a line of credit agreement on
                           September 12, 2000, with a shareholder whereby the shareholder will loan to the Company, as needed, up to $500,000 for working capital needs. The line of credit bears interest at 8%, is secured by Biomerica's accounts receivable and inventory, and expires September 12, 2001. Biomerica and the shareholder are in the process of formalizing this line of credit.


12. Condensed Financial    Biomerica, Inc. sold 79,375 shares of common stock
    Information of Parent  between September 11 and 12, 2000 for aggregate
    Company                proceeds of approximately $106,000. Each shareholder
                           also received one warrant to purchase common stock for every four shares of common stock acquired. The warrants are for a term of five years and have an exercise price of $2.00.


NOTE  12- CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY
-----------------------------------------------------------

Lancer's line-of-credit prohibits the transfer or dividend of funds to Biomerica, Inc. As a result, the following condensed unconsolidated balance sheet for Biomerica, Inc. as of May 31, 2000, and the condensed unconsolidated statements of operations and cash flows for the years ended May 31, 2000 and 1999 have been provided. No cash dividends were paid by the consolidated subsidiaries (see Note 3) during the years ended May 31, 2000 and 1999.

                    Condensed Unconsolidated Balance Sheet
                                 May 31, 2000

                                    ASSETS
Current assets:
   Cash and cash equivalents                                                                     $         509,247
   Available-for-sale securities                                                                            98,774
   Accounts receivable, net                                                                                457,161
   Inventories                                                                                             842,663
   Notes receivable                                                                                         34,994
   Prepaid expenses and other                                                                               87,531
                                                                                                 -----------------
         Total current assets                                                                            2,035,370

Investment in and advances to unconsolidated subsidiary, restricted                                        945,572
Investment in and advances to unconsolidated subsidiaries, unrestricted                                    100,567
Inventory, non-current                                                                                      21,405
Property and equipment, net                                                                                260,378
Intangible assets                                                                                          118,862
Other                                                                                                       13,532
                                                                                                 -----------------

                                                                                                 $       3,490,686
                                                                                                 =================

                              LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable and accrued liabilities                                                      $         463,724
   Accrued compensation                                                                                    229,457
                                                                                                 -----------------
   Total current liabilities                                                                               693,181
                                                                                                 -----------------

Shareholders' equity:
   Common stock                                                                                            366,005
   Additional paid-in capital                                                                           15,529,421
   Accumulated other comprehensive loss                                                                     (4,323)
   Accumulated deficit                                                                                 (13,093,598)
                                                                                                 -----------------
         Total shareholders' equity                                                                      2,797,505
                                                                                                 -----------------

                                                                                                 $       3,490,686
                                                                                                 =================

               Condensed Unconsolidated Statements of Operations
                             May 31, 2000 and 1999

                                                                                2000                      1999
                                                                        ------------------        ------------------
Net revenues                                                             $     2,283,433          $      2,458,259
Cost of sales                                                                  1,643,290                 1,548,579
                                                                         ---------------          ----------------
         Gross profit                                                            640,143                   909,680
                                                                         ---------------          ----------------

Operating expenses:
   Selling, general and administrative                                         1,867,520                   903,046
   Research and development                                                      279,788                   293,272
                                                                         ---------------          ----------------
         Total operating expenses                                              2,147,308                 1,196,318
                                                                         ---------------          ----------------

         Operating loss                                                       (1,507,165)                 (286,638)

Other income                                                                      86,081                   188,338
                                                                         ---------------          ----------------

Loss before interest in net income of consolidated
  subsidiaries and income taxes                                               (1,421,084)                  (98,300)

Interest in net (loss) income of consolidated subsidiaries                    (2,468,965)                   26,552
                                                                         ---------------          ----------------

Loss before income taxes                                                      (3,890,049)                  (71,748)

Income tax expense                                                                   800                       800
                                                                         ---------------          ----------------

Net loss                                                                 $    (3,890,849)         $        (72,548)
                                                                         ===============          ================

                          Condensed Unconsolidated Statements of Cash Flows
                                     May 31, 2000 and 1999

                                                                              2000                      1999
                                                                        ------------------        ------------------
Cash flows from operating activities:
   Net loss                                                              $    (3,890,849)          $       (72,548)
   Adjustments to reconcile net income to net cash
    (used in) provided by operating activities:
      Depreciation and amortization                                               93,187                    65,959
      Realized loss (gain) on sale of available-for-sale securities               13,241                  (111,885)
      Provision for losses on accounts receivable                                      -                     6,377
      Loss (income) of subsidiaries                                            2,468,965                   (26,552)
      Options and warrants issued for services rendered                          821,043                     4,581
      Common stock is for rent                                                    16,000                    38,000
      Deferred compensation                                                      (77,231)                 (138,358)
      Loss on disposal of assets                                                       -                     6,518
      Net change in other current assets and current liabilities                 (89,171)                   94,259
                                                                         ---------------           ---------------

   Net cash used in provided by operating activities                            (644,815)                 (133,649)
                                                                         ---------------           ---------------

Cash flows from investing activities:
   Sales of available-for-sale securities                                         18,191                   254,313
   Purchases of available-for-sale securities                                          -                         -
   Principal payments received on notes receivable                                 9,491                         -
   Additional notes receivable                                                         -                   (16,000)
   Increase in investment in and advances to
     affiliates and consolidated subsidiaries                                 (2,336,205)                 (159,768)
   Purchases of property and equipment                                          (125,335)                 (103,452)
                                                                         ---------------           ---------------

   Net cash used in investing activities                                      (2,433,858)                  (24,907)
                                                                         ----------------          ---------------

Cash flows from financing activities:
   Exercise of stock options                                                      60,652                         -
   Proceeds from sale of stock                                                 1,965,557                   133,290
    Decrease in shareholder receivable                                             1,000                    70,000
                                                                         ---------------           ---------------

   Net cash provided by financing activities                                   2,027,209                   203,290
                                                                         ---------------           ---------------

Net change in cash and cash equivalents                                       (1,051,464)                   44,734

Cash and cash equivalents at beginning of year                                 1,560,711                 1,515,977
                                                                         ---------------           ---------------

Cash and cash equivalents at end of year                                 $       509,247           $     1,560,711
                                                                         ===============           ===============

Supplemental disclosure of cash flow information -
   Cash paid during the year for:
      Interest                                                           $             -           $             -
                                                                         ===============           ===============
      Income taxes                                                       $           800           $           800
                                                                         ===============           ===============

Supplemental schedule of non-cash investing and financing
 activities:
   Change in unrealized holding gain on available-for-sale
     securities                                                          $         4,456           $       (66,681)
   Reduction in taxes payable and increase in additional
     paid-in capital for exercise of non-qualified stock options         $             -           $        25,039

                                     FS-43